Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300

FOR IMMEDIATE RELEASE:

ARQULE FILES IND FOR SELECTIVE ORAL C-MET INHIBITOR, ARQ 197

Company moves toward clinical testing with second product

Woburn, MA, December 1, 2005 – ArQule, Inc. (NASDAQ: ARQL) today announced that it has submitted an Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) for ARQ 197, an orally administered, proprietary small molecule c-Met inhibitor to treat cancer.

“Filing of this IND marks the achievement of a major corporate goal for 2005 as scheduled,” said Dr. Stephen A. Hill, president and chief executive officer of ArQule. “Pending review and clearance by the FDA, we plan to initiate a Phase 1 clinical trial with ARQ 197 in early 2006.”

ARQ 197 inhibits and kills cancer cells by selectively targeting c-Met, a receptor tyrosine kinase that plays multiple key roles in human cancer, including cancer cell growth, survival, angiogenesis, invasion and metastasis. c-Met is inappropriately expressed in almost all types of human cancer, with a definitively established role in tumor development. Activating mutations of c-Met have been increasingly identified in human cancer.

“c-Met is one of the most compelling molecular targets for cancer therapy,” said Dr. Chiang J. Li, chief scientific officer and vice president, head of ArQule Biomedical Institute. “In our studies, ARQ 197 selectively and potently inhibits c-Met with broad-spectrum activity against cancer cells, and it has shown potent anti-tumor activity against several types of xenografted human tumors in mice.

“Despite the promise of c-Met as a cancer target, the discovery of a selective c-Met inhibitor has posed a difficult challenge to our industry,” said Dr. Li. “The discovery of ARQ 197 and our rapidly expanding pipeline reflect the synergy between our combined strengths in biology and small molecule chemistry.”

About c-Met

c-Met is a member of a class of molecular targets known as receptor tyrosine kinases (RTKs) that have emerged with significant potential for anti-cancer therapy. The encouraging results with agents such as Imatinib against cancers with the constitutively active Bcr-Abl mutation, as well as Erlotinib, an inhibitor of mutated and over-expressed EGF receptor kinase, have provided an important proof-of-principle that molecularly targeted RTK inhibitors can have an important and broad impact against various cancers.

c-Met mediates the signals for a variety of physiological processes that have implications for oncogenesis, including migration, invasion, cell proliferation, apoptosis and angiogenesis. A wide variety of human cancers exhibit constitutively dysregulated c-Met activity, either through over-expression of the c-Met kinase, activating mutations in c-Met, or increased autocrine or paracrine secretion of the c-Met ligand, hepatocyte growth factor/scatter factor (HGF/SF). These alterations have been strongly implicated in tumor progression and metastasis in a variety of cancers, and a high constitutive activation of the c-Met RTK has been correlated with poor clinical prognosis.

The inappropriate expression of c-Met in most cancers and its role in controlling multiple signal transduction pathways involved in tumor growth and metastasis render this enzyme a highly compelling therapeutic target for human cancer.

About ARQ 197

ARQ 197 was discovered through proprietary chemical biology research at ArQule and is based on the Company’s ARQ-650RP (research program) cancer survival pathway (CSP) platform, one of several major platforms for oncology drug discovery at the company. The Company applies its chemistry capabilities to incorporate drug-like qualities into product candidates from the earliest stages of development after they have been shown to be active against biological targets, such as c-Met, that play pivotal roles in the onset and growth of cancer.

ARQ 197 and its related CSP program are unrelated to ArQule’s ongoing E2F program. The latter (E2F) program is partnered with Roche, and Phase 2 testing of its most advanced compound, ARQ 501, is due to begin by the end of 2005 or early 2006. The targets, mechanisms of action and chemistry related to compounds generated from the E2F and CSP programs differ, offering the potential for multiple therapeutic opportunities in each one. In both programs, ArQule’s molecular biology capabilities are enhanced by the Company’s strengths in chemistry technology leveraged in the design and optimization of small molecule compounds. ArQule currently retains all rights to compounds derived from its CSP program, including ARQ 197.

About ArQule

ArQule, Inc. is a biotechnology company engaged in research and development of next-generation small-molecule cancer therapeutics based on its innovative Activated Checkpoint TherapySM (ACTSM) platform. ACTSM and related compounds are intended to improve the way cancer patients are treated because they selectively kill cancer cells and spare normal cells by restoring and activating cellular checkpoints that are defective in cancer. ArQule’s lead program based on E2F elevation is partnered with Roche. For more information, please visit www.arqule.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor for forward-looking statements made by or on behalf of ArQule. ArQule and its representatives may from time to time make written or oral forward-looking statements, including statements contained in this press release. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions identify forward-looking statements. All statements which address operating performance, events or developments that ArQule expects or anticipates will occur in the future, such as projections about its future results of operations or its financial condition, research, development and commercialization of its products and anticipated trends in its business are forward-looking statements within the meaning of the Reform Act. Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation: the ACTSM platform or other, proprietary platforms may not improve efficacy or reduce toxicity, and compounds resulting from these platforms may not operate as intended; the current and future clinical studies may encounter enrollment difficulties and unexpected toxicity; the commencement of the anticipated clinical trials may be delayed or the trials may never commence; the preclinical efforts associated with the product pipeline may fail or prove disappointing; the animal xenograft preclinical studies may be unpredictive of human response; collaborators may terminate their agreements with ArQule because ArQule may fail to satisfy the collaborators’ needs or for other reasons; and, the risks and uncertainties described in ArQule’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.

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